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                                                    (Exhibit 12)
                                       INTERNATIONAL PAPER COMPANY AND CONSOLIDATED SUBSIDIARIES
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                (dollar amounts in millions)
                                                     (unaudited)

                                          For the Years Ended December 31,               First     First
                                                                                         Quarter   Quarter
TITLE                                  1989     1990      1991      1992      1993      1993      1994
_________________________________     ______    ______    ______    ______    ______    ______    ______
A)  Earnings before income taxes,
      extraordinary item and
      accounting changes              $1,404.7    $945.9    $637.9    $206.1    $500.0    $101.4    $110.5

B)  Add:  Fixed charges excluding
     capitalized interest                250.4     336.2     380.3     325.3     365.3     85.7      89.1

C)  Add:  Amortization of previously
     capitalized interest                  8.4       8.6       9.9       9.9      12.2      2.8       3.0

D)  Less:  Equity in undistributed
     earnings of affiliates               (6.7)     (9.4)    (10.8)    (19.1)    (25.9)    (7.4)    (10.8)

E)  EARNINGS BEFORE INCOME TAXES,
     EXTRAORDINARY ITEM, ACCOUNTING
     CHANGES AND FIXED CHARGES        $1,656.8  $1,281.3  $1,017.3    $522.2    $851.6   $182.5    $191.8


    FIXED CHARGES

F)  Interest and amortization of
     debt expense                       $228.7    $309.5    $351.1    $297.1    $334.5    $78.6     $81.4

G)  Interest factor attributable
     to rentals                           21.7      26.7      29.2      28.2      30.8      7.1       7.7

H)  Capitalized interest                  10.9      26.3      36.4      42.0      12.2      5.9       2.2

I)  TOTAL FIXED CHARGES                 $261.3    $362.5    $416.7    $367.3    $377.5    $91.6     $91.3

J)  RATIO OF EARNINGS
     TO FIXED CHARGES                      6.34      3.53      2.44      1.42      2.26     1.99      2.10

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